CTB INTERNATIONAL CORP. COMPLETES ACQUISITION
                       OF ABC GRAIN HANDLING PRODUCT LINES

MILFORD, Ind., November 17, 2000 - CTB International Corp. (NASDAQ: CTBC) today announced that it has finalized the purchase of certain assets of ABC Industries. ABC is a manufacturer of dry bulk material handling equipment and dust control devices and is based in Mendota, Illinois.

The assets purchased include patents, trademarks and trade names of ABC's product lines including ABC's industry-leading bin sweeps for use in grain bin unloading, a unique dust control product used at grain and industrial receiving facilities called the DUSTMASTER(R) System, and a line of bucket elevators and drag conveyors for vertical and horizontal movement of grain or various industrial materials.

CTB intends to manufacture and market these products through its Brock Grain and Feed Systems division. "The ABC products are a natural extension of our Brock grain storage, conveying and handling line, and we think these products will be a welcome addition for our dealers globally," according to Victor A. Mancinelli, CTB president and chief executive officer. The Company intends to begin relocating manufacturing of the ABC product lines to its Milford, Indiana, facilities within the next several weeks.

CTB expects this acquisition to break even or be modestly accretive in 2001. Within five years, CTB anticipates that these product lines have the potential to provide annually $10 million in incremental revenue and eight to ten cents in earnings per diluted share.

CTB International Corp. is a leading designer, manufacturer and marketer of systems for the poultry, hog, egg production, and grain industries. Founded in 1952, CTB operates from facilities in the U.S.A., Europe and Latin America as well as through a worldwide distribution network. The Company's web address is www.ctbinc.com.

This document contains certain statements regarding the future, including, without limitation, the potential effects of the above-referenced transaction and manufacturing plans, as well as future revenues and profitability, and involves certain risks and uncertainties regarding CTB International Corp.'s business and operations and the agriculture industry. Please refer to the Company's Securities and Exchange Commission filings, including, but not limited to, the Company's Form 10-K filing, where specific risk factors that could cause actual results to differ materially from the forward-looking statements made in this document are identified.